Exhibit 10.16

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

DATA LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

uniQure biopharma B.V.

for

AAV2.GDNF Data

i

ii

DATA LICENSE AGREEMENT

for

AAV2.GDNF Data

This license agreement (“Agreement”) is made effective this 12th day of June, 2012 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), acting through its Office of Technology Management, University of California, San Francisco, 185 Berry Street Suite 4603, San Francisco, California, 94107 (“UCSF”) and uniQure biopharma B.V.  (uniQure) a Netherlands corporation, having a principal place of business at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands (“Licensee”).  The Regents and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.                                    Licensee is a company engaged in the research, development, manufacturing and commercialization of gene therapy products, including research and development of therapeutics for the treatment of neurological diseases and other diseases.

B.                                    Certain technical information relating to pre-clinical work on GDNF.AAV2, including the preparation of the IND (as defined in the Collaboration Agreement, defined below) (such information being included in the definition of Data set out in the Collaboration Agreement), was made in the course of research at UCSF by [**].

C.                                    The development of such Data was sponsored in part by National Institutes of Health and, as a consequence, this license may be subject to overriding obligations to the United States Federal Government under 35 U.S.C.  §§ 200-212 and applicable regulations.

D.                                    The Licensee and The Regents intend to collaborate on the development of GDNF.AAV2 product for the treatment of Parkinson’s Disease in accordance with the terms of the preceding Collaboration Agreement (as defined below) and further Data may be developed during the collaboration as described in Article 1 of the Collaboration Agreement.

E.                                     The Licensee wishes to obtain certain rights in respect of the Data from The Regents for the commercial development of a GDNF.AAV2 gene therapy product for the treatment of Parkinson’s Disease, in accordance with the terms and conditions set forth herein and The Regents are willing to grant those rights so that the Products may be developed and the benefits enjoyed by the general public.

F.                                      The Licensee acknowledges that:  (i) consideration for Data is due to early access; and (ii) some of the Data may become public in accordance with the NINDS Agreement (defined in the Collaboration Agreement) without a decrease in consideration due to The Regents under this Agreement.

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The Parties agree as follows:

1.                                      DEFINITIONS

The definitions defined in the Collaboration Agreement shall also apply to this Agreement.  As used in this Agreement, the following additional terms, whether used in the singular or plural, shall have the following meanings:

1.1                               “AAV” means recombinant adeno-associated virus.

1.2                               “Affiliate” means any Person which controls, is controlled by or is under common control with a Party.  For purposes of this Section 1.2 (“Affiliate”), “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors and (ii) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest therein.  Notwithstanding the preceding provisions, with respect to an Affiliate of a Party to this Agreement, once such entity ceases to be an Affiliate of such Party, then, without any further action, such entity shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate.

1.3                               “Bundle” means an Identified Product (a) Sold together with another pharmaceutical product for a single price including fixed combinations or (b) Sold as part of a delivery agent (such as a viral vector) which contains two or more different therapeutic genes or therapeutic fragments of genes and not all of the therapeutic genes or fragments of genes encode GDNF or a fragment of GDNF that has Functional Activity.  For clarity, the other pharmaceutical product or other element contained in a delivery agent shall not include excipients, buffers or other similar substances that are typically formulated with the drug products contained in the Identified Product to form the final Identified Product for Sale, nor standard, off-the-shelf delivery devices such as syringes, but may include specialized drug delivery devices, other active drug substances or other proprietary materials intended to deliver the drug contained in the Bundle.

1.4                               “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.5                               “Calendar Year” means each respective period of twelve (12) months commencing on January 1 and ending on December 31.

1.6                               “Collaboration Agreement” means the collaboration agreement between The Regents and the Licensee dated the same date as this Agreement.

1.7                               “Commercially Reasonable Efforts” means, with respect to a particular Identified Product and those diligent activities hereunder with respect to such Identified Product including diligent development and commercialization, those efforts and resources that Licensee would normally use with respect to a gene therapy product, which product is owned by Licensee, or to which Licensee has similar rights, with a similar market potential at a similar stage in development or product life as the Identified Product, taking into account all relevant factors, based on the facts and circumstances at the time, including without limitation diligent progress, safety and efficacy issues, other medical and clinical considerations, product labeling or anticipated labeling, product profile, present and future market potential, past performance of similar products (including both Identified Products and Licensee’s own pharmaceutical products that are of similar market potential), competitive market conditions, the likely timing of the product’s entry into the market, financial considerations, intellectual property considerations and the likelihood of regulatory approval.

1.8                               “Earned Royalty” has the meaning set out in Section 5.1.

1.9                               “Exploit” means to research, have researched, develop, have developed, make, have made, use, have used, offer for Sale, have offered for Sale, Sell, have Sold, import, have imported, export, have exported or otherwise exploit, or transfer possession of or title in, a Product.  Cognates of the word “Exploit” shall have correlative meanings.

1.10                        “Field” means the use of Data to Exploit Products for the therapeutic, palliative and prophylactic treatment of Parkinson’s Disease in humans.  The Field specifically excludes all other uses and applications.  For the avoidance of doubt any item of Data shall not be deemed to have been used in relation to any other use or application unless it either (a) does not become published, publically available information, through no breach of this Agreement by either Party, in a format that can be used by another entity, in a similar manner in which Licensee can use Data, for any clinical trial or regulatory filings, (b) is material or (c) has been specifically and identifiably incorporated in, and relied on in any regulatory filing.

1.11                        “Functional Activity” means neurotrophic activity with respect to dopaminergic neurons with an ability to (i) signal through the GDNF receptor complex and (ii) (a) increase tyrosine hydroxylase immunoreactivity or (b) protect against neurotoxin-mediated cell death.

1.12                        “GDNF” means glial-cell derived neurotrophic factor.

1.13                        “Identified Product” means a Product the identification or development of which materially uses the Data.

1.14                        “Launch” means the date of the first commercial Sale by Licensee of an Identified Product.

1.15                        “Net Revenue” means the total gross proceeds (including, without limitation, any license fees, maintenance fees, royalties or milestone payments), whether consisting of cash or any other forms of consideration received or collected by the Licensee from any Third Party Licensee in consideration of the grant of a Third Party License.  Notwithstanding the foregoing, Net Revenue shall not include proceeds attributed in such Third Party License to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee; and (iii) reimbursement for the cost of research and/or development services specifically dedicated to the development of Identified Products to be provided on a going forward basis by Licensee for the applicable Third Party Licensee under such Third Party License on the basis of Licensee’s external and internal costs and/or full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates.  For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Section 1.15 shall be “Net Revenue” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee or the Third Party Licensee.

1.16                        “Net Sale” means the gross invoiced Sales prices charged for Identified Products Sold by Licensee in arms length transactions to third parties (but not including Sales relating to transactions between Licensee, its Affiliates, and/or their respective agents (“Relationship-Influenced Sale”), unless for end use consumption), less the total of the following charges or expenses as determined in accordance with International Financial Reporting Standards (IFRS):  (i) trade, cash, prompt payment and/or quantity discounts including promotional or service discounts; (ii) returns, allowances, rebates, chargebacks, or payments to government agencies; (iii) retroactive price reductions applicable to Sales of such product; (iv) only those normal and customary discounts and rebates or wholesaler’s discounts and rebates given as part of a formulary program that are paid or credited to customers, third-party payers, health care systems, or administrators for an Identified Product that is included in such formulary program, as permitted by applicable law; (v) credits or allowances for product replacement, whether cash or trade; (vi) non-recoverable Sales taxes, excise taxes, tariffs and duties; (vii) bad debt, to the extent in which bad debt is defined as bad debt in Licensee’s records and actually not collected; and (viii) freight or other transportation charges, insurance charges, additional special packaging, and other governmental charges.  Notwithstanding the foregoing, the Parties intend that Net Sales exclude amounts invoiced for or revenues attributable to services ancillary to the delivery or use of Identified Products including surgical procedures, hospital stays or the like, as well as amounts invoiced for devices Sold in connection with any Identified Product as long as such amounts are separately identified in an invoice.

1.16.1              Any disposal of Identified Products at no charge for, or use of Identified Products at no charge in clinical or pre-clinical trials, and Identified Products given as free samples, or distributed at no charge to patients unable to purchase Identified Product shall not be included in Net Sales.

1.16.2              Upon any Sale or other disposal of any Identified Product for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Identified Product shall be deemed to be Sold at the average Sales price for such Identified Product having the same dosage form and strength during the applicable reporting period in the country where such Sale or other disposal occurred when such Identified Product is Sold alone and not with other products, and if such Identified Product is not Sold alone in such country during the applicable reporting period, then such Identified Product shall be deemed to be Sold at the average Sales price during the applicable reporting period generally achieved for such Identified Product having the same dosage form and strength in the rest of the world.

1.16.3              For any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based on the gross invoiced Sales prices at which the Relationship-Influenced Sale Purchaser resells such Identified Product.

1.16.4              Where a Identified Product is Sold in a Bundle, then for the purposes of calculating the Net Sales under this Agreement, such Identified Product shall be deemed to be Sold for an amount equal to (X/(X+Y)) x 2, where:  X is the average Sales price during the applicable reporting period for such Identified Product being Sold alone (in the same dosage form) (or, should more than one Identified Product be included in a Bundle with a product other than a Identified Product, the sum of such average Sales prices for the included Identified Products) in the particular country of Sale; Y is the sum of the average Sales price during the applicable reporting period in the particular country of Sale, when Sold alone, of each pharmaceutical (other than the included Identified Product(s)) included in the Bundle (in the same dosage form); and Z equals the Net Sales of such Bundle.  In the event that a Identified Product or one or more of the other pharmaceuticals in the Bundle are not Sold separately (in the same dosage form), the Parties will discuss in good faith to determine an equitable fair market price to apply to such Identified Product or other pharmaceutical in the Bundle.

1.17                        “Payment Term” means, with respect to a given country, the period of time commencing on Launch of the first Identified Product in such country and continuing until the tenth (10th) anniversary of the Launch of such Identified Product in such country.

1.18                        “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.19                        “Product” means any pharmaceutical product which contains or consists of an AAV2 genetic construct encoding GDNF or any fragment of GDNF that has Functional Activity.

1.20                        “Relationship-Influenced Sale Purchaser” means the purchaser of Identified Product in a Relationship-Influenced Sale.

1.21                        “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.  Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.22                        “Third Party License” means a grant of any right or license by Licensee in respect of the Data to Exploit Identified Products.

1.23                        “Third Party License Fees” is defined in Section 4.1.

2.                                      GRANT

2.1                               Subject to the limitations and other terms and conditions set forth in this Agreement, The Regents hereby grants to the Licensee a non-exclusive (subject to Section 2.3), royalty bearing, sublicensable (as described below) license under its rights in and to the Data, in the United States and in other countries throughout the world where The Regents may lawfully grant such licenses, only in the Field.  Such license includes all activities to be carried out by the Licensee under the Collaboration Agreement.

2.2                               As long as this Agreement is effective, The Regents agrees not to license the rights in and to Data granted to the Licensee in Section 2.1 to other for-profit entities.

2.3                               The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make and use the Data and to make and use any Products and to practice any process that is the subject of the Data (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, and including publication and other communication of any research results, provided, however, that The Regents shall not enter into sponsored research agreements for or on behalf of for-profit entities with:

(i)                                     [**]; and / or

(ii)                                  the following members of [**] research team (whilst they remain members of his research team):  [**],

in respect of any GDNF.AAV2 gene therapy product encoding GDNF (or any fragment of GDNF that has Functional Activity) for the treatment or prophylaxis of Parkinson’s Disease while the Data License and/or any Third Party License(s) is in effect, provided, however, the sponsored research restriction in this Section 2.3 shall expire upon the earlier of (i) the [**] year anniversary after a Launch in the US, France, Germany, Italy, Spain or UK; or (ii) termination of this Agreement and any Third Party License(s).

2.4                               The Regents also grants to the Licensee the right to sublicense the license granted according to Section 2.1 to its Affiliates and to Third Parties (who shall also have the right to sublicense as shall such sub-sub-licensees onwards through multiple tiers) (each such party receiving such a license (a Third Party License) being referred to as a Third Party Licensee) provided that the Licensee is responsible for making sure that:  (a) any such Third Party License must include all of the rights of and obligations due to The Regents (and if applicable, the United States government) contained in this Agreement and (b) The Licensee shall notify The Regents of each Third Party License granted within [**] days of its grant.  Upon termination of this Agreement for any reason, all Third Party Licenses granted by Licensee shall survive such termination and The Regents shall assume all such Third Party Licenses as the licensor thereunder in accordance with the terms of such Third Party Licenses; provided, however, that (a) the Third Party Licensee is not in material default and agrees in writing to an assignment to The Regents of such sublicense, (b) all of the terms of this Agreement are agreed to fully in writing by such Third Party Licensee; and (c) the Third Party Licensee acquires no rights from or obligations on the part of The Regents other than those that are specifically granted under this Agreement and assumes all liability and obligations to The Regents required of Licensee by this Agreement with respect to The Regents’ sublicensed rights, including past due obligations existing at the time of assignment of this Agreement by Licensee.  If any Third Party Licensee fails to meet the above provisions described in this Section 2.4 then The Regents may terminate its sublicense, in accordance with Article 11 (Termination by The Regents).  The Regents will not be bound to perform any duties or obligations set forth in any sublicense to any Third Party Licensee that extend beyond the duties and obligations of The Regents set forth in this Agreement, and the Licensee’s obligations to The Regents hereunder will be binding upon each Third Party Licensee.  Any such assignment will include a modification to the sublicense that requires payment of Earned Royalties directly to The Regents by the Third Party Licensee as if it were the Licensee at the rate set forth in Article 5 (Earned Royalties) and payment of any Third Party License Fees as set forth in Article 4 (Payments In Respect Of Third Party Licenses) in accordance with Article 6 (Payment Terms).

3.                                      IND APPROVAL PAYMENT

3.1                               In consideration of the approval of the IND, the Licensee will pay to The Regents three hundred thousand U.S. dollars ($300,000) within [**] days of the Effective Date and provided that the Licensee has received a proper invoice from The Regents for such sum.  This payment is non refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

4.                                      PAYMENTS IN RESPECT OF THIRD PARTY LICENSES

4.1                               During the period from the Effective Date to the end of the Payment Term on a country by country basis, the Licensee will pay to The Regents the following third party license fees (“Third Party License Fees”):

4.1.1                     [**] percent ([**]%) of all Net Revenue received by Licensee from any Third Party Licensee if the Third Party License between the Licensee and such Third Party Licensee is executed [**];

4.1.2                     [**] percent ([**]%) of all Net Revenue received by Licensee from any Third Party Licensee if the Third Party License between the Licensee and such Third Party Licensee is executed [**];

4.1.3                     [**] percent ([**]%) of all Net Revenue received by Licensee from any Third Party Licensee if the Third Party License between the Licensee and such Third Party Licensee is executed [**];

4.1.4                     [**] percent ([**]%) of all Net Revenue received by Licensee from any Third Party Licensee if the Third Party License between the Licensee and such Third Party Licensee is executed [**]; and

4.1.5                     [**] percent ([**]%) of all Net Revenue received by Licensee from any Third Party Licensee if the Third Party License between the Licensee and such Third Party Licensee is executed [**].

4.2                               For the avoidance of doubt, each of the Third Party License Fees will be payable with respect to each Identified Product.

4.3                               Should the Licensee be required to pay a license payment from Net Revenue to an unaffiliated third party(ies) for material intellectual property rights needed in order to make, use, Sell or import Identified Products, then Licensee may reduce the payment from Third Party License Fees due The Regents as follows.  If Licensee is required to pay The Regents and such unaffiliated third party(ies) from the same form of payment (e.g.  license fee, maintenance fee, royalty or milestone payment) under Net Revenue, then the Third Party License Fee to be paid to The Regents by Licensee shall be reduced by the lesser of either (i) an amount equal to the applicable license payment due to the unaffiliated third party(ies), or (ii) the amount up to [**] percent ([**]%) of the original Third Party License Fee amount due The Regents.  For the avoidance of doubt, in no event shall the amount paid to The Regents be reduced below [**] percent ([**]%) of the original Third Party License Fee amounts due The Regents.  For example purposes only, if Licensee is required to pay The Regents and an unaffiliated third party royalty payments from Net Revenue, then the reduction under this Section 4.3 shall be applied only to such royalty payment and further, such reduction shall not be applied to any other form of payment due to The Regents such as milestone payments received from any third party.

4.4                               All Third Party License Fees are non-cancelable and are not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

5.                                      EARNED ROYALTIES

5.1                               During the Payment Term, the Licensee will also pay to The Regents a royalty of [**] percent ([**]%) of the Net Sales of Identified Products Sold by the Licensee (“Earned Royalty”).  For the avoidance of doubt, Earned Royalties shall not be payable in respect of Sales made by Third Party Licensees, but for which The Regents will receive payment on royalties with respect to Sales made by Third Party Licensees as part of the Third Party License Fees according to Article 4.

5.2                               In the event it becomes necessary for Licensee to license intellectual property rights from an unaffiliated third party, and Licensee is required to pay a royalty percentage of the Net Sales of Identified Products Sold by the Licensee to that unaffiliated third party in order to make, use, Sell or import Identified Products, and the combined earned royalties due The Regents and unaffiliated third parties exceeds [**] percent ([**]%), then the Earned Royalty to be paid to The Regents by Licensee shall be reduced by an amount equal to [**] the excess over [**]percent ([**]%) of the royalty rate(s) due to the unaffiliated third party(ies).  However, in no event shall the amount paid to The Regents be reduced below [**] percent ([**]%) of the original Earned Royalty amounts due The Regents.

6.                                      PAYMENT TERMS

6.1                               Prior to the first Launch of an Identified Product, Licensee shall pay The Regents any Third Party License Fees within [**] days that the Licensee receives any Net Revenue in respect of which such Third Party License Fees are payable.

6.2                               After the first Launch of an Identified Product and during the Payment Term, Licensee will prepare and deliver reports to The Regents detailing all Earned Royalties and Third Party License Fees for each Calendar Quarter within [**] days of the end of each such Calendar Quarter and such reports will be accompanied by payment of such Earned Royalties and Third Party License Fees.  The reports will show:  the gross Sales and Net Sales of Identified Products Sold by Licensee during the most recently completed Calendar Quarter; the number of each type of Identified Products Sold by Licensee; Earned Royalties, in U.S. dollars, due on Net Sales; and the exchange rates used, if any, together with all Third Party License Fees.

6.3                               Invoices.  To the extent an invoice is required to be submitted by The Regents to Licensee, such invoice shall be addressed to:

uniQure biopharma B.V.

FAO Finance Department

P.O.Box 22506

1100 DA Amsterdam

The Netherlands

Email:  Finance@uniQure.com

Invoices not submitted to the foregoing address may be subject to delay or return.

6.4                               All consideration due to The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents.  The Licensee is responsible for all bank or other transfer charges save for any charges levied by The Regents’ bank which shall be the responsibility of The Regents.  When Identified Products are Sold for, or Third Party License Fees are received in, monies other than United States Dollars (each a “Foreign Currency Amount”), the Earned Royalties and Third Party License Fees will be converted into equivalent United States Dollars.  The exchange rate will be that which corresponds to the rate used by Licensee, for the respective reporting period, related to recording such Foreign Currency Amount in its books and records that are maintained in accordance with IFRS, provided, however, that if, at such time, Licensee does not use a rate for converting into a U.S. dollar equivalent that is maintained in accordance with IFRS, then Licensee will use a rate of exchange which corresponds to the rate of exchange for such currency into U.S. dollars quoted in The Wall Street Journal Internet U.S. Edition, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available).

6.5                               Payment of Taxes.  All excises, taxes, and duties, excluding any value-added tax (collectively “Taxes”), only to the extent actually incurred and not reimbursable, refundable or creditable under the tax authority of any country, levied on account of a payment made by Licensee to The Regents pursuant to this Agreement will be the responsibility of and paid by The Regents or shall be subject to the withholding, remittance, and offset provisions of Section 6.6.

6.6                               Withholding by Licensee.  In the event that law or regulation requires Licensee to withhold Taxes with respect to any payment to be made by Licensee pursuant to this Agreement, Licensee will withhold such Taxes from the amount due and furnish, within [**] days of the date of such withholding, The Regents with proof of payment of such Taxes.  Licensee will provide reasonable assistance to The Regents in its efforts to claim an exemption of Taxes, obtain a refund of Taxes withheld, or obtain a credit with respect to such Taxes paid.  In order for The Regents to secure an exemption from, or a reduction in, any withholding of Taxes, The Regents shall provide to Licensee such forms as reasonably required for each type of payment to be made pursuant to the Agreement for which an exemption from, or a reduction in, any withholding of Taxes is claimed.  In the event that a form previously furnished to Licensee expires, is incorrect, or is inapplicable to the type of payment to be made, due to a change in circumstances or otherwise, The Regents shall furnish a new form to Licensee prior to the payment of any such amount in order to secure an exemption from, or a reduction in, any withholding of Taxes with respect to such payment.

6.7                               In the event that royalties, fees, or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [**] percent ([**]%) simple interest per annum.  Such interest will be calculated from the date payment was due until actually received by The Regents.  Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

7.                                      BOOKS AND RECORDS

7.1                               Licensee shall keep true and fair books and records showing all Identified Products Sold under this Agreement (for the purposes of showing the amount of earned Royalties payable to The Regents).  Licensee shall preserve these books and records for at least [**] years from the date of the Earned Royalty payment to which they relate.  The Regents shall have the right, at its own expense and not more than [**] during the term of this Agreement, to have an independent, certified public accountant, selected by The Regents, audit the records of Licensee in the location(s) where such records are maintained upon reasonable notice (which shall be no less than [**] days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement.  The books and records for any particular Calendar Year shall only be subject to [**].  The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any report made or payment submitted by Licensee during such audited period is accurate or inaccurate and the amount of any payment discrepancy.  Such accountant shall provide The Regents and Licensee with a copy of each such report simultaneously.  The Regents shall bear the costs of any examination of books and records, except that if an error in royalties of more than [**] percent ([**]%) of the total Earned Royalties due for any year is discovered, Licensee shall bear the cost of that examination.  Upon the expiration of [**] years following the end of any Calendar Year, the right to audit the books and records for such Calendar Year shall expire and the calculation of payments payable with respect to each such Calendar Year shall be binding and conclusive upon The Regents, and Licensee shall be released from any liability or accountability with respect to payments for such Calendar Year.  Licensee shall no longer be required to retain such records for such Calendar Year after the expiration of such [**] year period.  The Regents shall, and shall ensure that the independent accountant shall, treat all financial information subject to review under this Section 7.1 as Confidential Information of Licensee.

8.                                      DILIGENCE

8.1                               The Regents shall have the right to terminate this Agreement in its entirety if, by 31 December 2012, the Licensee, including affiliated companies, has not received at least €[**] Euros) during the course of the calendar year of 2012 by way of equity and/or debt financings and/or payments by third party pharma/life sciences companies provided, however, that (a) the Parties shall meet within the [**] day period after receipt of a Notice of Default (as defined below in Section 11.1) to agree in good faith whether the Licensee has nevertheless raised sufficient funds to be able to comply with its obligations under this Agreement and the Collaboration Agreement and (b) the termination shall not become effective at the end of the [**] day Notice Period (defined below in Section 11.2) if either (i) the parties agree that the Licensee has raised sufficient funds to be able to comply with its obligations under this Agreement and the Collaboration Agreement; or (ii) the Licensee receives additional funds during such [**] day Notice Period sufficient to reach the €[**] Euros) threshold for the [**]-period starting from 1 January 2012, as shown by written tangible evidence; or (iii) if the Licensee provides The Regents, within [**] days of receipt of The Regents’ Notice of Default, with a plan for raising such funds (“Funding Plan”) within a specified time period, and The Regents accepts such Funding Plan, and Licensee thereafter diligently continues such implementation until such funds are received within the specified time period.  The Regents will notify Licensee of either The Regents’ acceptance or rejection, in its sole discretion, of Licensee’s Funding Plan.  Any decision by The Regents to reject a Funding Plan pursuant to this Section 8.1 will be deemed final and The Regents shall have the right to immediately terminate this Agreement.

8.2          The Licensee will complete the following tasks, within [**] months of the Effective Date of this Agreement:

[**].

8.3          The Licensee, from the date it receives the Interim Report, agrees to use Commercially Reasonable Efforts to proceed, either directly or through a Third Party Licensee, to develop at least one Identified Product, and seek to obtain regulatory approval for such Identified Product in the U.S. and the European Union, and to use Commercially Reasonable Efforts to market the same in quantities sufficient to meet the market demands therefor in the U.S. and in France, Germany, Italy, Spain and the UK.

8.4          The Parties acknowledge that developing and seeking regulatory approvals for an Identified Product may include sequential implementation of clinical trials and intervals between clinical trials for data interpretation and clinical program planning and approval.  The Regents acknowledge that in determining whether Licensee has met its requirement to use Commercially Reasonably Efforts in accordance with Section 8.3, reference will be made to the totality of Licensee’s activities with respect to all Identified Product(s) (if, in Licensee’s sole discretion, it decides to develop more than one Identified Product) in all countries, not on a country-by-country basis.

8.5          The Licensee will use Commercially Reasonable Efforts to obtain all necessary regulatory approvals in each country where Identified Products are manufactured, used, Sold, offered for Sale or imported.

8.6          Subject to Section 8.7, if the Licensee materially fails to comply with any of the provisions of Sections 8.1 to 8.5, then The Regents has the right and option to either terminate this Agreement or remove the licensing restriction in Section 2.2.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant) and The Regents shall be free to license the rights granted in Section 2.1 to other for-profit entities.

8.7          To exercise either the right to terminate this Agreement or to remove the licensing restriction in Section 2.2 for the Licensee’s material failure to comply with any of the provisions of Sections 8.1 to 8.5, The Regents will give the Licensee written notice of the deficiency in accordance with Section 11.2 (Nonmonetary Default).  If, after the Notice Period, or Notice Extension Period, if applicable, the deficiency has not been cured, then The Regents may, at its option, terminate this Agreement immediately or remove the licensing restriction in Section 2.2 by providing written notice to the Licensee.

9.             PROGRESS REPORTS

9.1          Beginning on the date that is [**] months after receipt by Licensee of the Interim Report, and continuing [**] until the First Commercial Sale of an Identified Product, Licensee shall submit to The Regents a progress report covering Licensee’s activities related to the development and testing of Identified Products.  Progress reports must include a detailed summary of the following topics, but are not limited to:  a summary of work completed, a current schedule of anticipated events or milestones, including the performance milestones outlined in Section 8 (Diligence); and, beginning [**] months before the anticipated Launch of any

Identified Product, a detailed outline of the commercialisation plans for such Identified Product.  If the Identified Product is being developed and commercialized by a Third Party Licensee, in whole or in part, the Licensee will summarize and deliver all reports due to The Regents from such Third Party Licensee.

9.2          The Licensee will submit to The Regents on the [**] of the Effective Date of this Agreement a specific plan to develop and commercialize Identified Products “Commercial Development Plan”.  Such Commercial Development Plan shall include the timeline for developing Identified Products, including plans for preclinical studies, key aspects of the clinical development of Identified Products through regulatory approval, estimated dates for initiation and completion of clinical trials, manufacturing, sublicensing, and marketing and Sales.  If actual progress differs from that anticipated in the Commercial Development Plan, Licensee shall provide The Regents a written explanation for the reasons for the difference and a modified Commercial Development Plan within [**] days of when Licensee is notified of such difference in progress.

10.          TERM OF THE AGREEMENT

10.1        This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in Articles 11 or 12, shall continue in full force and effect on a country-by-country basis until the end of the Payment Term with respect to such country and this Agreement will expire when all such payment obligations have ended in all countries (the “Term”).  Upon expiration (but not an earlier termination) of the Payment Term in respect of a particular country, Licensee shall have a perpetual, non-exclusive, fully paid-up, royalty free license which includes the right to sublicense through multiple tiers of sublicense, under the Data to Exploit Identified Products in the Field in such country.

11.          TERMINATION BY THE REGENTS

11.1        Monetary Default.  Upon any failure by Licensee to timely pay undisputed amounts due to The Regents required to be paid under this Agreement, The Regents, in addition to any other remedy available at law or equity, shall have the right to terminate this Agreement by giving Licensee written notice of such default (“Notice of Default”) in which Licensee has [**] days’ from the effective date of such notice to repair such default.  The Regents shall have the right to immediately terminate this Agreement upon the expiration of such [**] day period by providing a written notice of termination (“Notice of Termination”) to Licensee, unless on or before such date Licensee has paid such amounts, in which case the Agreement shall continue unaffected.  For the avoidance of doubt, disputed amounts shall be those on amounts that have been actually disputed by either Party pursuant to any audit conducted in accordance with Section 7 (Books and Records).

11.2        Nonmonetary Default.  Upon any material non-monetary breach of this Agreement by Licensee (i.e., not involving the payment by Licensee of any amounts required to be paid under this Agreement), The Regents, in addition to any other remedy available at law or equity, shall have the right to provide a Notice of Default to Licensee of such material non-monetary breach.  In the event such material non-monetary breach has not been cured by Licensee within [**] days (the “Notice Period”) after receipt of such notice provided that the Parties have worked together in good faith to try to cure such breach, then, The Regents will have the right to immediately terminate this Agreement by providing a written Notice of Termination to the Licensee, provided, however, that the stated period will be extended an additional [**] days (“Notice Extension Period”) during which the Parties will work together in good faith to try to cure such breach if all of the following criteria are satisfied:  (i) such breach is not susceptible of cure within the stated initial [**] day Notice Period as evidenced by written tangible records; (ii) Licensee has submitted a cure plan that is reasonably acceptable to The Regents; and (iii) Licensee uses diligent, good faith efforts to cure such breach.  If such breach is not cured during such [**] day extension, The Regents will have the right to immediately terminate this Agreement by providing a written Notice of Termination to the Licensee.  For the avoidance of doubt, non-monetary breach includes failure of Licensee to:  (i) perform obligations described in Sections 8.1 - 8.5; and (ii) submit reports in accordance with Article 9 (Progress Reports).

11.3        This Agreement will automatically terminate without the obligation to provide written notice as set forth in Sections 11.1 or 11.2 upon (a) the bankruptcy, dissolution or winding up of the Licensee, or (b) the making or seeking to make or arrange an assignment for the benefit of creditors of the Licensee, or (c) the initiation of proceedings in voluntary or involuntary bankruptcy, or (d) the appointment of a receiver or trustee of the Licensee’s property in each case (a) to (d) that is not discharged within one hundred and twenty (120) days.

12.          TERMINATION BY LICENSEE

12.1        Termination At Will.  The Licensee has the right at any time to terminate this Agreement by providing a notice of termination to The Regents.  Termination of this Agreement will be effective sixty (60) days from the effective date of such notice.

12.2        Default.  Upon any material breach of this Agreement by The Regents, Licensee, in addition to any other remedy available at law or equity, shall have the right to provide notice to The Regents of such material breach.  In the event such material breach has not been cured by The Regents within [**] days after receipt of such notice, then, Licensee shall have the right to terminate this Agreement by providing The Regents with [**] days written notice.

13.          CONSEQUENCES OF TERMINATION

13.1        Any termination or expiration of either this Agreement and the Collaboration Agreement will not affect the rights and obligations set forth in the following Articles:

Data License Agreement
Article 1	Definitions
Section 2.4	Sublicense survival
Section 6.7	Late Payments
Article 7	Books and Records
Article 10	Term of the Agreement
Article 13	Consequences of Termination
Article 14	Use of Names and Trademarks
Article 15	Notices
Section 16.2	Indemnification

Collaboration Agreement
Article 1	Definitions
Article 8	Confidentiality
Section 17.2	Limited Warranty
Article 18	Limitation of Liability
Article 21	Notices
Article 24	Governing Law and Jurisdiction

13.2        The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, Third Party License Fees and Earned Royalties, or any other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Third Party License Fees and Earned Royalties in accordance with Articles 4 (Payments In Respect Of Third Party Licenses), 5 (Earned Royalties) and 13.3 (Disposition of Identified Products Upon Termination).

13.3        Upon termination (but not expiration) of this Agreement, within a period of [**] days after the date of termination, the Licensee and any Third Party Licensee are entitled to (i) dispose of all previously made or partially made Identified Products, but no more and (ii) provided that the Sale or use of such Identified Products are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Third Party License Fees and any other payments therefor required under this Agreement.  The Licensee and any Third Party Licensee will not otherwise make, use, Sell, offer for Sale or import Identified Products after the date of termination.

14.          USE OF NAMES AND TRADEMARKS

14.1        Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing).  Without the Licensee’s consent, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology.  Unless required by law or unless consented to in writing by Director, UCSF Office of Technology Management, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

15.          NOTICES

15.1        Any notice or payment required to be given to either Party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other Party:

15.1.1     on the date of delivery if delivered in person;

15.1.2     on the date of mailing if mailed by first-class certified mail, postage paid; or

15.1.3     on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	uniQure B.V.,
Meibergdreef 61,
1105BA Amsterdam,
The Netherlands

Attention: Chief Executive Officer

In the case of The Regents:

For notices:	Office of Technology Management
University of California, San Francisco
185 Berry Street, Suite 4603
San Francisco, CA 94107
Attention: Director
RE: UC Control No. 2012-01-0063

For remittance of payments:	Innovation Alliances & Services
Attn: Accounts Receivable
Reference: UC Control No. 2012-01-0063
UC Office of the President
1111 Franklin Street, 5th Floor
Oakland, CA 94607-5200

16.          MISCELLANEOUS

16.1        This Agreement shall be subject to and governed in accordance with the following provisions outlined in the Collaboration Agreement:  Sections 1 (DEFINITIONS), 8 (CONFIDENTIALITY), 9 (PUBLICATION), 17 (WARRANTIES), and 18 (LIMITATION of LIABILITY).  For avoidances of doubt, indemnification of this Agreement will be governed by Section 16.2 (Indemnification) as outlined below.

16.2        Indemnification.

16.2.1     Licensee will, and will require its Third Party Licensees to, indemnify, hold harmless and defend The Regents, and their officers and employees (“The Regents Indemnified

Parties”), against any and all claims, suits, losses, damage, costs, fees and expenses (“Losses”) resulting from any Third Party claim (including but not limited to, any product liability) arising out of the use by the Licensee or any Third Party Licensee of the Data, Know-How, Clinical Trial Data, and Project Know how or the manufacturing, use, Sale or other disposition of Identified Products by Licensee or any Third Party Licensee, except, in each case, in proportion to, and to the extent that, such Losses are the result of The Regents’ gross negligence, willful misconduct or material breach of The Regents’ obligations under this Agreement.

16.2.2     In the event of any such claim against The Regents Indemnified Parties by a Third Party, The Regents shall promptly notify Licensee in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Licensee except to the extent Licensee is actually prejudiced thereby) and Licensee shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that Licensee shall not settle any such claim without the prior written consent of The Regents which shall not be unreasonably withheld or delayed if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an The Regents Indemnified Party), would bind The Regents Indemnified Party, or includes any admission of wrongdoing or that in any way alters any intellectual property or proprietary right of The Regents.  The Regents Indemnified Parties shall cooperate with Licensee and may, at their option, be represented in any such action or proceeding by counsel of their own choosing.

16.2.3     Except to the extent prohibited by law, The Regents assume all liability for damages which may arise from its own use of the Data.

16.2.4     Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all of its employees with respect to activities performed under this Agreement.  In addition to the foregoing, Licensee shall maintain, during the term of this Agreement, comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carrier(s) to cover the activities of Licensee.

16.2.5     The Regents shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to its activities performed under this Agreement, as well as self-insurance for all of its own activities under this Agreement and its own activities related to the Clinical Trial.

16.3        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

16.3.1     in connection with the transfer or sale of all or substantially all of the business of such Party relating to Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed under this Agreement; or

16.3.2     to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; and

16.3.3     provided further that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix B).  This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

This Agreement shall be binding upon successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 16.3 will be null and void.

16.4        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

16.5        Force Majeure.  Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence.  It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all Commercially Reasonable Efforts to resume performance of its obligations as soon as practicable, provided, however, that neither Party shall be required to settle any labour dispute or disturbance.

16.6        Counterparts.  This Agreement may be executed in two counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

16.7        Nothing in this Agreement grants by implication, estoppels, or otherwise any rights to the intellectual property of The Regents, except as explicitly set forth herein.

16.8        Interpretation.  Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement.  The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term.  The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

16.9        This Agreement is not binding on the Parties until it has been signed below on behalf of each party.  It is then effective as of the Effective Date.

16.10      No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed on behalf of each party.

16.11      This Agreement and the Collaboration Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.  The Confidentiality Agreement dated June 6, 2011 is hereby superseded.

16.12      In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

16.13      No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

16.14      In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor.  Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship.  Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

16.15      Existing Patent Rights.  Pursuant to section 15.1 of the Collaboration Agreement, the list of Patents known to the Industry Contracts Officer and the Technology Licensing Officer which are owned or Controlled by the University as of the Effective Date are attached hereto as Appendix C.

16.16      This Agreement includes the attached Appendices A, B and C.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

uniQure biopharma B.V.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ PJ Morgan	By:	/s/ Joel B. Kirschbaum
(Signature)		(Signature)

Name:	PJ Morgan	Name:	Joel B. Kirschbaum
(Please Print)		(Please Print)

Title:	CFO	Title:
UCSF Office of Technology Management

Date:	13 June 2012	Date:	6/13/12

APPENDIX A
Product Release Specifications

UCSF CONFIDENTIAL	APPENDIX A	PAGE 1
Product Release Specification

APPENDIX 6.   Certificate of Analysis for:

AAV2-hGDNF, Lot A2FP1-1003C

UCSF CONFIDENTIAL	APPENDIX A	PAGE 2
Product Release Specification

Center for Cellular and Molecular Therapeutics, The Children’s Hospital of Philadelphia 3615 Civic Center Boulevard, Philadelphia, PA 19104 Certificate of Analysis AAV2-hGDNF, Lot A2FP1-1003C

Date of Manufacture: 12 OCT 2010	Total number of vials: 13 7
Container / Closure: 1.5mL cryovial (Nalgene 500-1020)	Nominal Fill Volume: lmL

Attribute	Test Method	Testing Facility/ Study number	Specification	Result
[**]
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[**]	[**]	[**]	[**]	[**]

CofA AAV2-hGDNF Lot A2FP1-1003C

1

UCSF CONFIDENTIAL	APPENDIX A	PAGE 3
Product Release Specification

Center for Cellular and Molecular Therapeutics, The Children’s Hospital of Philadelphia 3615 Civic Center Boulevard, Philadelphia, PA 19104 Certificate of Analysis AAV2-hGDNF, Lot A2FP1-1003C

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2

UCSF CONFIDENTIAL	APPENDIX A	PAGE 4
Product Release Specification

Center for Cellular and Molecular Therapeutics, The Children’s Hospital of Philadelphia 3615 Civic Center Boulevard, Philadelphia, PA 19104 Certificate of Analysis AAV2-hGDNF, Lot A2FP1-1003C

[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]

1) I certify that the above information is accurately reported.

By:	/s/ illegible
	Assistant Director, QA/QC or Designee	Date:	06 Jan 2012

2) The manufacturing and testing of this product was performed in compliance with Unites States Food and Drug Administration Current Good Manufacturing Practice. After review of all documents related to the manufacturing and testing, this material is RELEASED for clinical use.

/s/ illegible
Assistant Director, QA/QC, Clinical Vector Cor	Date:	06 Jan 2012

3) I have reviewed and approved this Certificate of Analysis,

/s/ illegible
Director, Clinica Vector Core	Date:	06 Jan 2012

4) I have reviewed and approved this Certificate of Analysis,

/s/ illegible
Director, Clinica Vector Core	Date:	06 Jan 2012

APPENDIX B
UC Control No.  [XXX]

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties (“Agreement”) is effective this            day of                  , 20   , among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 185 Berry Street, Suite 4603, San Francisco, CA 94107; uniQure biopharma B.V., a Netherlands corporation, having a principal place of business at Meibergdreef 61, 1105 BA Amsterdam, the Netherlands (“uniQure”); and [new licensee name] [(“YYY”)] a                                    corporation, having a principal place of business at                               .

BACKGROUND

A.            The Regents and uniQure entered into a License Agreement effective                    (UC Control No.        -        -        ), entitled Data License Agreement for AAV2.GDNF Data (“Non-Exclusive Agreement”), wherein uniQure was granted certain rights.

B.            uniQure desires that [YYY] be substituted as [Licensee] (defined in the Non-Exclusive Agreement) in place of uniQure, and The Regents is agreeable to such substitution.

C.            [YYY] has read the Non-exclusive Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1.             [YYY] assumes all liability and obligations under the Non-Exclusive Agreement and is bound by all its terms in all respects as if it were the original Licensee of the Non-Exclusive Agreement in place of uniQure.

2.             [YYY] is substituted for uniQure, provided that [YYY] assumes all liability and obligations under the Non-Exclusive Agreement as if [YYY] were the original party named as Licensee as of the effective date of the Non-Exclusive Agreement.

3.             The Regents releases uniQure from all liability and obligations under the Non-Exclusive Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

uniQure biopharma B.V.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	By:
(Signature)

Name:	Name:
(Please Print)	(Please Print)

Title:	Title:	Director
Office of Technology Management

Date:	Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please Print)

Title:

Date:

APPENDIX C

Patents

Source	Case No	Lead Inv	Filing Type	US App No	US App Dt	US Pat No	Pat Iss Dt	Pat Exp Dt	Frn Filg?
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